Exhibit (d)(3)

CONFIDENTIALITY AND EXCLUSIVITY AGREEMENT

This CONFIDENTIALITY AND EXCLUSIVITY AGREEMENT (this “Agreement”) is dated as of August 3, 2006 and is by and between Myogen, Inc., a Delaware corporation (the “Company”), and Gilead Sciences, Inc., a Delaware corporation (“Recipient”). Recipient and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings set forth in Section 9.

W I T N E S S E T H:

WHEREAS, Recipient desires that the Company provide certain information in order to enable Recipient to evaluate the possibility of entering into a business combination transaction with the Company (the “Transaction”);

WHEREAS, during the course of any discussions or negotiations regarding the Transaction, the Company will provide Recipient with confidential information;

WHEREAS, Recipient acknowledges and agrees that the confidential information to be provided by the Company is proprietary and highly confidential and that the unrestricted disclosure of such confidential information by Recipient would result in substantial and irreparable harm to the Company, which harm would be extremely difficult to quantify;

WHEREAS, the Company desires to preserve its employee base, business operations and capital structure free from the disruption that could arise from the misuse of such confidential information; and

WHEREAS, the Company is willing to provide Recipient with exclusivity on the terms set forth below in connection with Recipient’s evaluation and negotiation of a possible Transaction.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties expressly agree as follows:

1. Evaluation Material. The term “Evaluation Material” means any and all information of a confidential or proprietary nature, in any form or medium, written or oral, concerning or relating to the Company (whether prepared by the Company, its Representatives or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to Recipient or its Representatives by or on behalf of the Company following the execution and delivery of this Agreement in connection with Recipient’s consideration of a possible Transaction, including all such oral and written information of a confidential or proprietary nature relating to the Company’s financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, market data, research and development, preclinical and clinical programs, data and results, pharmaceutical or biologic candidates and products, trade secrets, conceptions, know-how, patent applications that have not been published, technology, scientific and technical strategies, programs and results, including costs and prices and other confidential information and intellectual property of the Company. In addition, “Evaluation Material” shall be deemed to include all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by Recipient or any of its Representatives to the extent they contain, reflect or are based upon, in whole or part, the Evaluation Material furnished to Recipient or its Representatives as contemplated hereby. Notwithstanding the foregoing, the term “Evaluation Material” shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by Recipient or one of its Representatives in breach of the terms of this Agreement; (b) was in the possession of Recipient or any of its Representatives prior to the time it was first made available to Recipient or any of its Representatives by or on behalf of the Company or any of the Company’s Representatives, provided that Recipient did not know that the source of such information was bound by a confidentiality agreement with or had a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time Recipient or any of Recipient’s Representatives first obtained possession of such information; (c) becomes available to Recipient or any of Recipient’s Representatives from a source other than the Company or one of the Company’s Representatives, provided that Recipient does not know that such source is bound by a confidentiality agreement with or has a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time such information first becomes available to Recipient or any of Recipient’s Representatives; or (d) has been independently acquired or developed by Recipient or any of its Representatives without using any Evaluation Material or violating any of Recipient’s obligations under this Agreement; provided, however, that in the event, with respect to clauses (b) and (c) above, (x) Recipient did not know that the source of any information was bound by a confidentiality agreement with or had a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time such information first became available to Recipient, but (y) subsequently, the Company notifies Recipient in writing or Recipient otherwise obtains knowledge (the earlier of the date of such notice or the date on which Recipient obtains such knowledge, the “Knowledge Date”) that such source of such information in fact was bound by a confidentiality agreement with or had a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time such information first became available to Recipient, then Recipient and its Representatives shall, following the Knowledge Date, treat such information as Evaluation Material hereunder.

2. Use of Evaluation Material and Confidentiality.

(a) Recipient agrees that it and its Representatives shall use the Evaluation Material solely for the purpose of considering, evaluating, negotiating or financing the possible Transaction, that neither Recipient nor any of its Representatives will use any of the Evaluation Material for any other purpose, and that neither Recipient nor any of its Representatives will disclose any Evaluation Material in any manner whatsoever to any third party except as provided below, and Recipient further agrees that it will implement appropriate procedures and disciplines (comparable to the procedures and disciplines it uses to protect its own confidential information) to safeguard against improper disclosure of the Evaluation Material; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Recipient may disclose Evaluation Material as follows: (i) to such of its Representatives who are determined by Recipient, in its good faith judgment, taking into account the confidential nature of such information, to need such information for the purpose of assisting Recipient in considering, evaluating, negotiating or financing the possible Transaction, it being understood that such Representatives shall be informed in advance by Recipient of the confidential nature of such information; (ii) as expressly contemplated by this Agreement; and (iii) in all other cases, only if and to the extent that the Company gives its prior written consent to such disclosure.

(b) As a condition to the furnishing of Evaluation Material to the Representatives of Recipient, Recipient shall cause its Representatives to treat such information in accordance with the provisions of this Agreement and to perform or to comply with the obligations of Recipient with respect to the Evaluation Material as contemplated hereby. Recipient agrees that it will be fully responsible for any breach of any of the provisions of this Agreement by its Representatives and agrees to take, at its sole cost and expense, all necessary measures to restrain its Representatives from any disclosure or use of the Evaluation Material that is not permitted by this Agreement, including the initiation of court proceedings.

(c) Each of the Parties agrees that, without the prior written consent of the other Party, such Party and its Representatives shall not disclose to any other person (including by issuing a press release or otherwise making any public statement), prior to the time of public announcement of a definitive written agreement between them with respect to a Transaction, the fact that the Evaluation Material has been made requested by, made available to or provided by it, the fact that discussions or negotiations are taking place or have taken place concerning a possible Transaction between the Parties, or the existence of this Agreement or anything that might identify the Company as exploring or having explored a possible Transaction or any similar transaction; provided, however, that each of the Parties may make such disclosure as it determines in good faith and after receiving the advice of outside counsel is required by law or governmental regulation or by subpoena or other valid legal process or the applicable rules of any national securities exchange or other market or reporting system (in which event such Party shall consult with the other Party as early as possible, to the extent feasible under the circumstances, prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).

(d) Each of the Parties agrees that, without the prior written consent of the other Party, such Party and its Representatives shall not disclose to any other person (including by issuing a press release or otherwise making any public statement), prior to the time of public announcement of a definitive written agreement between them with respect to a Transaction, any of the terms, conditions or other information with respect to the Transaction, including the status thereof, provided that each of the Parties may make such disclosure as it determines in good faith and after receiving the advice of outside counsel is required by law or governmental regulation or by subpoena or other valid legal process or the applicable rules of any national securities exchange or other market or reporting system (in which event such Party shall consult with the other Party as early as possible, to the extent feasible under the circumstances, prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).

(e) If (i) Recipient or any of its Representatives is requested or required to disclose any Evaluation Material by interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or (ii) either of the Parties or any of their respective Representatives is requested or required to disclose any information described in Section 2(c) or Section 2(d) by interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, then in either case the Party to which such request or requirement relates (the “Subject Party”) shall provide the other Party with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the other Party waives compliance with the provisions of this Agreement with respect to a specific request or requirement, the Subject Party and its Representatives shall have the right to disclose only that portion of the Evaluation Material or other information that is expressly covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If the other Party does not seek or fails to secure a protective order or other remedy, and the Subject Party or one of its Representatives thus becomes legally compelled to disclose any Evaluation Material or other information, the Subject Party or such Representative shall have the right to disclose, without liability hereunder, only that portion of the Evaluation Material or other information that is required to be disclosed. In the event that disclosure is made in accordance with this subsection, the Subject Party shall exercise and cause its Representatives to exercise reasonable best efforts to preserve the confidentiality of the Evaluation Material or other information, including obtaining reliable assurance at the sole expense of the Subject Party that confidential treatment shall be accorded any Evaluation Material or other information so furnished.

(f) Upon the written request of the Company, Recipient shall promptly deliver or cause to be delivered to the Company all Evaluation Material furnished to it or to any of its Representatives, together with all copies of such Evaluation Material (including electronic copies) in the possession or control of

Recipient or in the possession or control of any of its Representatives, and an executive officer of Recipient shall certify promptly in writing to the Company that all such Evaluation Material has been returned, provided that at Recipient’s election, in lieu of returning any copies of Evaluation Material to the Company, Recipient may destroy all such copies (including electronic copies) in the possession or control of Recipient or in the possession or control of any of its Representatives, and an executive officer of Recipient shall certify promptly in writing to the Company that such destruction has been accomplished. In addition, upon the written request of the Company, Recipient shall promptly destroy all Evaluation Material prepared by it or any of its Representatives, together with all copies thereof (including electronic copies) in the possession or control of Recipient or in the possession or control of any of its Representatives, and an executive officer of Recipient shall certify promptly in writing to the Company that such destruction has been accomplished. Recipient nonetheless shall be entitled to retain one copy of all Evaluation Material in its legal files for use solely in connection with any litigation, arbitration or like action between the Parties or involving one or both Parties related thereto. Notwithstanding the return or destruction or preservation of the Evaluation Material as contemplated by this subsection, Recipient and its Representatives will continue to be bound by the terms of this Agreement with respect thereto, including all obligations of confidentiality.

(g) Nothing herein shall be deemed to limit or restrict either Party from disclosing any Evaluation Material or other information in any action or proceeding by such Party to enforce any rights that such Party may have against the other Party, provided that the first Party shall, to the extent reasonable and not prejudicial to its rights, cooperate with the other Party to attempt to protect the confidentiality of such information, whether by means of a protective order, production under seal or otherwise.

(h) Recipient’s obligations under this Agreement with respect to the nondisclosure of Evaluation Material shall expire five (5) years from the date of this Agreement.

3. No Liability, Reliance or Obligation. Each Party understands and acknowledges that the other Party shall not be committed or liable in any way with respect to any Transaction or to any matters discussed or negotiated unless and until a definitive written agreement with respect thereto is executed by an authorized officer of each Party, and that neither Party shall have any liability to the other Party in the event that, for any reason whatsoever, no such definitive written agreement is executed, except for any breach of the terms of this Agreement. Neither Party shall have any obligation to commence or continue discussions or negotiations with respect to a Transaction, to provide or receive any Evaluation Material, to reach or execute any agreement or (except as provided in this Agreement) to refrain from entering into or continuing any discussions, negotiations and/or agreements at any time with any third party, unless and until a definitive written agreement is executed by the Company and Recipient, and only to the extent provided therein. Except as set forth in any definitive written agreement executed by the Company and Recipient, neither Party nor any of its Representatives shall be entitled to rely on any statement, promise, agreement or understanding, whether written or oral, or any custom, usage of trade, course of dealing or conduct, with respect to a possible Transaction. In addition, Recipient understands and acknowledges that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and that neither the Company nor any of its Representatives shall have any liability whatsoever to Recipient or to any of its Representatives relating to or resulting from the Evaluation Material or any errors therein or omissions therefrom, unless and until a definitive written agreement is executed by the Company and Recipient, and then only to the extent provided therein or in any related agreements or documents.

4. Diligence Process. Prior to the time of public announcement of a definitive written agreement between Recipient and the Company with respect to a Transaction, Recipient shall cause its Representatives not to initiate or maintain contact with any stockholder, director, officer, employee, partner, manager, member, agent, customer, supplier or lender of the Company with respect to or relating in any way to the Transaction, or in which the Transaction is discussed or referred to directly or indirectly, except as specifically authorized in writing by the Company and as provided in this Section. Recipient hereby agrees to submit or direct to the designee or designees of the Company all (a) requests for information, (b) requests for facility tours or management or employee meetings or conversations and (c) discussions or questions regarding diligence procedures.

5. Non-Solicitation and Non-Hire of Employees. Recipient acknowledges that the key employees of the Company are a key component to the success of the Company and that the preservation of the key employee base of the Company is critical to, among other things, the prospects of the Company. Consequently, Recipient has agreed to the following non-solicitation provisions. Recipient agrees that, for a period of one (1) year from the date hereof, neither Recipient nor any of its Representatives shall solicit any individual who is an employee of the Company, as of the date hereof or at any time hereafter and prior to the termination of discussions by the Parties with respect to a Transaction, to leave his or her employment with the Company or hire or in any other way knowingly interfere with the employment relationship between the Company and any of such employees; provided, however, that this restriction shall not apply to (i) any part-time employee, (ii) any employee who as of the date hereof has already entered into employment discussions with Recipient or contacted Recipient to initiate such discussions, (iii) any employee whose employment has been involuntarily terminated by the Company or any subsidiary or other affiliate of the Company, (iv) any employee whose annualized base salary is $75,000 or less or (v) the generalized advertisement of employment opportunities including in trade or industry publications (if not focused specifically on or directed in any way at the employees or an employee of the Company); provided further, that neither the engagement of any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Recipient, nor the solicitation for employment of any employee of the Company or any subsidiary or other affiliate of the Company by any such recruiting firm or organization, shall constitute a breach of this Section 5 as long as such recruiting firm or organization is not instructed to target any employees of the Company or any subsidiary or other affiliate of the Company (it being understood, for the avoidance of doubt, that the foregoing proviso applicable to the activities of recruiting firms or similar organizations shall not relieve Recipient of its obligations not to solicit or hire any employee of the Company to the extent provided in this Section 5).

6. Exclusivity. During the period commencing at noon Pacific Time on Monday, August 7, 2006 and continuing through noon Pacific Time on Monday, August 21, 2006 (the “Exclusivity Period”), the Company will not, and will not permit any of its Representatives to, directly or indirectly:

(a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person (other than Recipient or any subsidiary of Recipient) relating to or in connection with a possible Business Transaction (as defined in Section 9); or

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than Recipient and the Company’s Representatives or any subsidiary of Recipient) relating to or in connection with a possible Business Transaction.

The provisions of this Section 6 shall (unless extended in writing by the Parties) automatically terminate as of the end of the Exclusivity Period and shall thereafter be of no further force and effect, except with respect to any prior breach of this Section 6.

7. Standstill.

(a) Subject to Section 7(b), Recipient hereby agrees that, for a period of one year from the date hereof (the “Standstill Period”), Recipient and its subsidiaries and other controlled affiliates will not (and neither Recipient nor its subsidiaries and other controlled affiliates will knowingly assist, or provide or arrange financing to or for, others in order to), directly or indirectly, acting alone or in concert with others, unless specifically invited in writing in advance by the Company: (i) acquire or agree to acquire, make an offer to the Company to acquire or propose to the Company or publicly propose to acquire (or request permission from the Company to do so) ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any material assets or businesses of the Company or any securities issued by the Company, or any option or other right to acquire such ownership (including from a third party); (ii) publicly seek to influence or control the management or the policies of the Company; (iii) propose to the Company or publicly propose to obtain representation on the board of directors (or any committee thereof) of the Company; (iv) solicit or participate in the solicitation of any proxies or consents with respect to any securities of the Company; (v) call, propose to the Company to call, publicly propose to call or cause to be called any meeting of stockholders of the Company; (vi) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to any of the foregoing; (vii) advise, knowingly assist, knowingly encourage, act as a financing source for or otherwise invest in any third party engaging in any of the foregoing activities; (viii) propose to the Company or publicly propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of the Company’s subsidiaries; or (ix) request the Company to amend or waive any provision of this Section 7(a). Recipient further agrees that, during the Standstill Period, neither it nor any of its subsidiaries or other controlled affiliates will, without the written consent of the Company, take any initiative or other action with respect to the Company or any of the subsidiaries of the Company that would reasonably be expected to require the Company to make a public announcement regarding (x) any of the activities, events or circumstances referred to in the preceding sentences of this Section 7(a), (y) the possibility of a Transaction, any similar transaction or the pursuit of strategic alternatives or any strategic alternative by the Company or (z) the possibility of Recipient or any person affiliated with Recipient acquiring control of the Company whether by means of a business combination or otherwise. Subject to Section 7(b)(ii), Recipient represents to the Company that neither it nor any of its subsidiaries or other controlled affiliates owns (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any securities of the Company as of the date hereof. For the avoidance of doubt, nothing in this Section 7 shall prohibit Recipient or any of its Representatives from (x) engaging in good faith, confidential negotiations with the Company or any of the Company’s Representatives regarding a possible Business Transaction involving the Company and Recipient, or (y) making proposals or requests to the Company or taking other actions in each case in connection with such negotiations.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) if, at any time during the Standstill Period, the Company enters into a binding, definitive agreement with respect to a Business Transaction with any third party, then the restrictions set forth in Section 7(a) shall immediately terminate and cease to be of any further force or effect, and (ii) Recipient (without being deemed to violate Section 7(a)) may own and may acquire shares or other ownership interests in any publicly traded mutual fund or similar entity that owns shares of stock of the Company.

8. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by a Party or any of its Representatives and that each Party be entitled to equitable relief, including injunction and specific performance, as a remedy of such breach by the other Party. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives has breached this Agreement, or if a Party does not prevail in any such action, such breaching or non-prevailing Party shall be liable for and pay to the other Party on demand promptly following the submission of supporting documents the reasonable and documented legal fees and expenses incurred by the non-breaching or prevailing Party in connection with such litigation, including any appeal therefrom. The restrictions expressed in this Agreement in no way supersede or eliminate any rights which a Party may have pursuant to Federal or state law pertaining to trade secrets or proprietary information and, in the event that any such Federal or state law provides greater protections of any Evaluation Material or other information than the protections set forth in this Agreement, such greater protections shall apply to such Evaluation Material or other information.

9. Certain Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Business Transaction” shall mean any transaction or series of related transactions involving:

(i) the sale, license, sublicense or disposition of all or a significant portion of the business, assets or rights of the Company and its subsidiaries, taken as a whole;

(ii) the issuance, grant, disposition or acquisition of (A) shares of capital stock of the Company representing at least 20% of the outstanding capital stock of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire shares of capital stock of the Company representing at least 20% of the outstanding capital stock of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for shares of capital stock of the Company representing at least 20% of the outstanding capital stock of the Company; or

(iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Representatives” means, with respect to a Party, the directors, officers, partners, managers, members, employees, advisors, agents and other representatives and prospective representatives of such Party, including such Party’s current and prospective attorneys, accountants, consultants, financial advisors and financing sources.

10. Waivers and Amendments. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other exercise thereof or the exercise of any other right, power or privilege hereunder. No alteration, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each Party. No provision hereof or right hereunder may be waived except by a separate written letter executed by an authorized officer of the waiving Party, which writing expressly waives an identified portion of this Agreement.

11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) upon transmitter’s confirmation of a receipt of a facsimile transmission, (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address or facsimile number indicated on the signature page to this Agreement or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

12. Choice or Law/Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any action, suit or proceeding arising out of or related hereto. Each Party further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

13. Severability. If any provision or portion of this Agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unreasonable, in whole or in part in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable, and this Agreement as thus amended shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, this Agreement shall continue without amendment in full force and effect in all other jurisdictions. In the event of any such determination, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

14. Insider Trading. The Parties acknowledge that each of the Parties is an issuer with securities registered pursuant to the Exchange Act and that the disclosure of nonpublic information regarding either of the Parties or any of their respective subsidiaries by the other Party or trading in the securities of the other Party while in the possession of such information may, depending on the facts and circumstances, subject a Party to liability under certain securities laws.

15. Privileges. To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and under the joint defense doctrine.

16. Construction. For purposes of Section 1 through and including Section 8 hereof, reference to a Party shall also include the subsidiaries and other controlled affiliates of such Party, and each Party will be fully responsible for any breach of the provisions of this Agreement by its subsidiaries and other controlled affiliates and its Representatives and agrees to take, at its sole cost and expense, all necessary measures to restrain its Representatives from any disclosure of any information that is not permitted by this Agreement, including the initiation of court proceedings. The term “person” as used in this Agreement shall be interpreted broadly to include the media and any corporation, group, individual or other entity. The word “including” (and all variations) shall mean including without limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

17. Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. A facsimile copy of this Agreement or any signatures hereon shall be considered as originals for all purposes.

18. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties, and the obligations and liabilities assumed in this Agreement by the Parties shall be binding upon their respective successors and assigns.

19. Headings. The headings to the Sections and subsections contained herein are for identification purposes only and are not to be construed as part of this Agreement.

20. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters provided for herein, including that certain Mutual Confidential Disclosure Agreement dated as of May 19, 2006 between the Parties (the “Prior Confidentiality Agreement”), provided that the Prior Confidentiality Agreement shall continue in full force and effect with respect to any Confidential Information (as defined therein) that was disclosed by either Party pursuant thereto prior to the date of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused this Confidentiality and Exclusivity Agreement to be executed by their duly authorized officers as of the day and year first written above.

MYOGEN, INC.
By:	/s/ Andrew D. Dickinson

Name:	Andrew D. Dickinson

Title:	Vice President, General Counsel and Corporate Secretary

Address:

7575 West 103rd Avenue, Suite 102
Westminster, CO 80021
Attention: Mr. Andrew D. Dickinson
Facsimile: (303) 410-3350

GILEAD SCIENCES, INC.
By:	/s/ Gregg Alton

Name:	Gregg Alton

Title:	Senior Vice President and General Counsel

Address:

333 Lakeside Drive
Foster City, CA 94404
Attention: General Counsel
Facsimile: (650) 522-5537